EXHIBIT 10.3

Via FedEx

January 3, 2006

Kathy Savitt

Dear Kathy,

I am pleased to offer you the position of EVP/Chief Marketing Officer for American Eagle Outfitters, Inc. reporting directly to me. The following summarizes the terms and conditions of your employment.

Position and Duties: You will be employed as EVP/Chief Marketing Officer, including AE Direct, with such authority and duties as are customary for the position supporting the AE Brand, and shall perform such other services and duties as the CEO and President/Chief Merchandising Officer may designate, including projects related to Martin & Osa and any other future divisions. Your formal election as EVP/Chief Marketing Officer is subject to approval at the next meeting of the Board of Directors. You will also be a member of the Executive Council.

Start Date: Your first day of active employment for the Company will be on or before March 20, 2006.

Annual Base Salary: For our 2006 fiscal year, your base salary will be at an annual rate of $600,000.00 payable in accordance with Company's payroll practices.

Sign-On Restricted Stock Grant: You will receive 30,000 shares of restricted stock that will vest proportionally over three years, beginning one year from your start date, pursuant to and subject to all terms and conditions set forth in the Company's 2005 Stock Award and Incentive Plan ("the 2005 Plan"). Vesting of the shares will be conditioned on your continued employment with the Company.

Annual Incentive Compensation Bonus: For fiscal year 2006, you will be eligible to earn an annual incentive bonus targeted at 70% of your annual base salary ($420,000), with a maximum annual incentive bonus equal to 140% of your annual base salary ($840,000). You will be eligible to receive said bonus in April 2007 based upon achievement of established performance based goals. This Bonus will not be pro-rated if you start on or before March 20, 2006.

Long Term Incentive Cash Plan: You will be eligible to receive a long term incentive bonus under the Bonus Plan (the "LTI Plan"), where an amount targeted at 35% of annual base salary and a maximum of 70% of annual base salary will be contributed to your LTI bonus account, conditioned on achievement of pre-determined performance goals set forth in writing and based on objective measurements all established by the Compensation Committee of the Board of Directors (the "Committee"). The Committee must verify that the performance goals and other material terms have been met prior to crediting the LTI bonus account. You will receive payment of: (a) one-third of the amount in your LTI bonus account in each fiscal year beginning in fiscal 2009; (b) the entire amount in your LTI bonus account on death, disability or retirement; and (c) no amount of your LTI bonus account, which will be forfeited, on any voluntary termination of employment. It is the parties' intention that the LTI Plan be adopted and administered in a manner that enables the Company to deduct for federal income tax purposes all amounts paid pursuant to the LTI Plan. No amount of your LTI bonus is guaranteed and the entire amount will depend on whether applicable performance goals are achieved.

Restricted Stock: You will receive shares of restricted stock with a value equal to 66% of your annual base salary, or $396,000. For example, at a stock price of $22.00, you would receive 18,000 shares. This number of shares can fluctuate based on the stock price at the grant date, but the overall value will remain constant. The shares are a part of the grant made by the Compensation Committee pursuant to and subject to all terms and conditions set forth in the 2005 Plan. Pursuant to the terms of the 2005 Plan, the Committee will condition the vesting of this restricted stock based on achievement of pre-determined performance goals set forth in writing and based on objective measurements all established by the Committee. The Committee must verify that the performance goals and other material terms are met prior to vesting. If the performance goals are not met then the restricted stock will be forfeited. It is the parties' intention that the 2005 Plan be adopted and administered in a manner that enables the Company to deduct for federal income tax purposes the full value of all restricted stock grants. The restricted stock grant will be one-year performance based vesting. You will be eligible to receive your first grant in April 2006.

Stock Options: You will receive stock options with a value equal to 99% of your annual base salary, or $594,000. For example, at a stock price of $22.00 and the current accounting value for stock options (34.5%), you would receive 78,300 stock options. This number of stock options can fluctuate based on the stock price at the grant date, but the overall value will remain constant. The shares are a part of the grant made by the Compensation Committee pursuant to and subject to all terms and conditions set forth in the 2005 Plan. The stock options will vest proportionally over three years, subject to your continued employment with the Company. You will be eligible to receive your first grant in April, 2006.

Relocation: You will be eligible for a full relocation package. American Eagle Outfitters, Inc. will pay all costs related to your relocation as outlined in the attached relocation policy.

Transition: We recognize that from March 20, 2006 until June 13, 2006, you will be commuting from Seattle. We will make every effort to allow you to maintain a manageable balance between the demands of your position and the demands of your family. Toward that end, we agree to have you commuting to Seattle on Thursday of each week where business conditions allow. During those weeks which require you to stay in Pittsburgh or New York for business reasons, we agree to fly your family to Pittsburgh.

Auto Allowance: You will receive an automobile allowance of $750 per month, with the amount grossed up for tax purposes.

401(k) Plan: You will be eligible to start contributing on the first of the month following your 60th day of employment. You may contribute up to 3% of your salary before-tax. After one year of service, AE will match 3% of your initial 3% contribution. You are 100% vested in your before-tax and rollover contributions. Employer contributions vest over five years based on a sliding scale of 25% after the first year.

Deferred Compensation Plan: You will be eligible to start contributing on the first of the month following your 60th day of employment date. You may contribute a before-tax % of your salary in the first year (minimum of $2,000). You may also defer a % of your annual incentive compensation bonus. This plan provides you with an additional savings vehicle and allows scheduled withdrawals without early withdrawal penalties. If enrolled in the Deferred Compensation & 401(k) Plan, you will be able to take advantage of a discretionary company-match contribution into the Deferred Compensation plan up to 1.5% of your first 3% of earnings after one year of service.

Health Insurance: Medical, dental and vision coverage (if you elect to participate) will begin the pay period following your 60th day of employment. You can choose between our Aetna U.S. Healthcare PPO plan and our Highmark Blue Cross Blue Shield PPO plan. Dental coverage is provided by MetLife and Vision coverage is provided by Highmark Clarity Vision.

Cobra Bonus: A bonus will be provided to you equal to 100% of the cost of your Cobra premiums for sixty days. Documentation of paid premiums is required.

Disability Insurance: You will be provided with Short-term and Long-term Disability after your 60th day of employment at no cost to you. Additional supplemental insurance is also available.

Life Insurance: You will be provided with Life Insurance at one times your annual salary after your 60th day of employment at no cost to you. Accidental Death & Dismemberment Insurance will also be provided after your 60th day of employment at no cost to you. Also, you may purchase supplemental dependent and spousal life insurance.

Paid Time Off (PTO): You will accrue paid time off each pay period (every two weeks) to earn a maximum of 28 PTO days in your first year of employment. You may begin to use your PTO days after 60 days of employment. Paid Time Off is inclusive of all personal, sick and vacation days.

External Organizations: American Eagle Outfitters, Inc. will allow you to serve on one outside Board of Directors as long as it does not represent a conflict of interest and that it is approved by the President and CEO of American Eagle Outfitters, Inc.

Performance Review: Annual performance appraisals take place in March. You will receive your first evaluation for merit consideration in April 2007 with a retro-active effective date to the beginning of Fiscal, 2007.

Confidentiality, Non-competition and Intellectual Property Agreement: Your employment is conditioned upon your execution of the form of Confidentiality, Non-Competition and Intellectual Property Agreement, attached to this letter.

Severance: The Company is an at-will employer. This means that you can terminate your employment at any time and for any reason and AE can also terminate your employment at any time and for any reason. If AE terminates your employment, other than a termination for cause (as defined in Attachment 2), you will receive severance in the form of (a) a lump sum payment equal to one year of base salary, (b) your target annual incentive compensation bonus, conditioned upon the performance goals actually being certified as achieved, provided, however, if the goals are not achieved, you will receive an amount equal to six (6) months base salary, and (c) 30 days to exercise your stock options. No severance will be paid if your employment is terminated "for cause". No severance will be paid if you voluntarily terminate your employment, unless you terminate your employment for Good Reason (as defined in Attachment 2).

Associate Discount: You will receive 40% off regular price merchandise and 25% off sale merchandise.

References/Drug Screen: Your hiring and employment with American Eagle Outfitters, Inc. are contingent upon successful completion of your references and your submission to and passing of a pre-hire drug screen. If you begin work with American Eagle Outfitters, Inc. before your references are checked and/or before your drug screen occurs or American Eagle Outfitters, Inc. has received its results, and if either your reference check results are unacceptable or you refuse to submit to or fail to pass your pre-hire drug screen requirement, your contingent employment will be terminated.

Future Compensation: The compensation package outlined here is based on current American Eagle Outfitters, Inc. benefits and compensation policies and practices. Your compensation and benefits levels are subject to change by the Company in the future.

We very much look forward to you becoming a member of the American Eagle Outfitters, Inc. team. Please sign and date one copy of this letter and the attached agreements and return them to me to indicate you understand and accept the terms; the additional copy is for your records. Please let me know if you have any questions.

Sincerely,

/s/ Susan McGalla

Susan McGalla

President/Chief Merchandising Officer

Agreed and accepted as outlined above:

/s/ Kathy Savitt                         1/5/06

Kathy Savitt                             Date

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